Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Pattern Energy Group Inc. for the registration of shares of its Class A common stock, preferred stock, senior debt securities, subordinated debt securities, warrants, purchase contracts, subscription receipts and units and to the incorporation by reference therein of (i) our reports dated March 1, 2017, with respect to the consolidated financial statements and schedule of Pattern Energy Group Inc., and the effectiveness of internal control over financial reporting of Pattern Energy Group Inc., and (ii) our report dated March 1, 2017, with respect to the financial statements of K2 Wind Ontario Limited Partnership, each included in Pattern Energy Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 14, 2017